UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 19, 2015

CHIMERA INVESTMENT CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-33796	26-0630461
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, 32nd Floor
New York, New York 10022

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code	(212) 205-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amended and Restated Bylaws

On October 19, 2015, the Board of Directors (the “Board”) of Chimera Investment Corporation (“Chimera”) approved and adopted Amended and Restated Bylaws (the “Amended Bylaws”) for Chimera.  The Amended Bylaws became effective immediately upon approval by the Board.  The amendments generally:

●	Removed the requirement that Chimera’s annual meeting take place during the month of June;
●
Elaborate on various procedural aspects relating to meetings of stockholders, including the information to be provided by a stockholder who wishes to introduce business or nominate a director candidate and procedures for inspectors, for the conduct of the meeting by the chair, and for stockholders wishing to request a special meeting;

●
Clarified that notices of stockholders’ meetings may be given electronically, that “householding” of stockholder notices is permitted and that Chimera may postpone or cancel a stockholders’ meeting by making a public announcement;

●
Clarify the method and procedures for director resignations and language related to the existing majority voting standard for directors, including to eliminate the automatic “holdover” provision and to permit the Board to consider and act upon any proposed resignation of a director (as required by Chimera’s corporate governance guidelines) who failed to obtain a majority vote, and clarified directors’ and officers’ rights to indemnification and expense advance rights consistent with Maryland law;

●
Clarifies the rights of the Board and stockholders to ratify matters and the rights of Board committees to delegate to subcommittees, and obligations related to Board committee proceedings and record keeping;

●	Reduced certain non-mandatory officer positions, and facilitated the ability to have an independent Board chair; and
●	Provided more flexibility in terms of choosing financial institutions, issuing uncertificated shares and dealing with emergencies.

The foregoing description of the Amended Bylaws does not purport to be complete and is qualified by reference to the full text of the Amended Bylaws, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws, effective October 19, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chimera Investment Corporation

Dated: October 23, 2015	By:	/s/ Rob Colligan
	Name:	Rob Colligan
	Title:	Chief Financial Officer